EX-35.4
(logo) Wells Fargo Home Mortgage

Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001


Wells Fargo Bank, N.A.
Servicer Compliance Statement

1. I, Connie L. Dunn, Vice President Loan Documentation of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo from January 1, 2012 through December 31, 2012 and of Wells Fargo's performance under the Servicing Agreements(s) listed on the attached Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2012.

3. Furthermore, Wells Fargo has complied with the requirements of IRS Code sections 6060H (interest received), 6050J (foreclosure/abandonment) and 6050P (cancellation of debt). In addition, Wells Fargo is in compliance with all applicable regulatory requirements, including OFAC, USA Patriot Act, and CIP.



/s/ Connie L. Dunn
Connie L. Dunn
Vice President Loan Documentation
Wells Fargo Bank, N.A.

February 28, 2013


Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.

(page)


EXHIBIT A

CLIENT     INV#         INV           MASTER SERVICER/TRUSTEE     DEAL NAME
708        E87     REDWOOD TRUST       WELLS FARGO BANK CTS       SEMT 2011-2